SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]  Definitive Information Statement

                        BIRCH FINANCIAL, INC.
            (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:  N/A.

(2)  Aggregate number of securities to which transaction applies:  N/A.

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A.

(4)  Proposed maximum aggregate value of transaction:  N/A.

(5)  Total fee paid:  N/A.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:  $0.

         (2)   Form, Schedule or Registration Statement No.:  N/A

         (3)   Filing Party:  N/A

         (4)   Date Filed:  N/A

Contact Persons: Leonard W. Burningham, Esq.
                 Branden T. Burningham, Esq.
                 Suite 205, 455 East 500 South Street
                 Salt Lake City, Utah 84111
                 Tel: 801-363-7411; Fax: 801-355-7126

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                       BIRCH FINANCIAL, INC.
                17029 Chatsworth Street, Suite 100
                 Granada Hills, California  91344

                       INFORMATION STATEMENT

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                     REQUESTED NOT TO SEND A PROXY

                            INTRODUCTION

     This Information Statement is being furnished to the stockholders of Birch Financial, Inc., a Nevada corporation (the "Company," "Birch," "we", "our" or "us" or words or similar import), in connection with certain corporate actions (the "Proposals") unanimously approved by our Board of Directors. Golden Oak Cooperative Corporation, a California corporation ("Golden Oak"), which owns in excess of a majority of our outstanding voting securities, has adopted a consent authorizing both of the Proposals. No other votes are required or necessary to adopt and complete the Proposals.

     The Proposals are as follows:

     Proposal No. 1.     To amend our Articles of Incorporation to effect a
reverse split of Birch's outstanding common stock on a 100,001-for-one basis, such that stockholders owning less than 100,001 shares of common stock will have their shares canceled and converted into the right to receive the cash consideration set forth herein (the "Reverse Stock Split").

     Our Amended Articles of Incorporation will become effective on the opening of business on _______, 2005, or a date that is at least 21 days from the mailing of this Information Statement to our stockholders.

     Proposal No. 2.     The Boards of Directors of Birch and Landscape
Contractors Insurance Services, Inc., a California corporation ("LCIS"), have approved an Agreement and Plan of Merger dated October 10, 2005, including the Plan of Merger set forth therein (the "Merger Agreement"), under which LCIS Acquisition Corp., a Nevada corporation, a wholly owned subsidiary of LCIS ("Merger Subsidiary"), will merge with and into Birch, and Birch will continue as a wholly-owned subsidiary of LCIS. If the merger described in the Merger Agreement is consummated, following the consummation of the merger:

          1. The Birch stockholders that remain following the proposed Reverse Stock Split will exchange their Birch shares for LCIS shares on a 7.32-for-one basis and will own approximately 31% of the outstanding shares of LCIS immediately following the merger, estimated to be 2,250 shares of LCIS common stock; and

          2. On the closing date of the merger, LCIS will hold all of the outstanding shares of Birch immediately following the merger.

     These figures are based on the number of shares of each company outstanding on October 10, 2005, or required to be issued upon closing of the merger.
                   APPROXIMATE DATE OF MAILING: _________, 2005.

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                                    1

                              TABLE OF CONTENTS


SUMMARY TERM SHEET ..................................................... 4

     Questions and Answers Regarding the Proposal to Amend our
      Articles or Incorporation to Effect the Reverse Stock Split ...... 4

     Questions and Answers about the Merger ............................ 9

PROPOSAL NO. 1: AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
EFFECT THE REVERSE STOCK SPLIT ......................................... 10

     General ........................................................... 10

     Reasons for the Reverse Stock Split ............................... 11

     Effect of the Reverse Stock Split ................................. 12

     Effects on the Stockholders with Fewer Than 100,001 Shares of Common Stock ................................................... 12

     Effects on Stockholders with 100,001 or More Shares of
     Common Stock ...................................................... 13

     Effects on the Company ............................................ 14

     No Change in Par Value ............................................ 15

     Material Federal Income Tax Consequences of the
     Reverse Stock Split ............................................... 15

     Advantages of the Reverse Stock Split ............................. 15

     Disadvantages of the Reverse Stock Split .......................... 17

     Dissenters' Appraisal Rights with Respect to the
     Reverse Stock Split ............................................... 18

     Interest of Certain Persons in Matters to Be Acted Upon ........... 21

     Escheat Laws ...................................................... 22

     Financial Information ............................................. 22

PROPOSAL TWO: THE MERGER ............................................... 24

     General ........................................................... 24

     What Birch Stockholders Will Receive .............................. 25

     Ownership of Birch and LCIS Following the Merger .................. 25

     Background of and Reasons for the Merger .......................... 26

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     Interests of the Directors, Executive Officers and
     Affiliates of Birch and LCIS in the Merger ........................ 27

     Material Federal Income Tax Consequences of the Merger ............ 27

     Accounting Treatment of the Merger ................................ 29

     Dissenters' Rights with Respect to the Merger ..................... 29

     IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS ................ 29

     Business Experience ............................................... 30

     VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF ................... 31

     Voting Securities ................................................. 31

     Security Ownership of Principal Holders and Management ............ 31

     Changes in Control ................................................ 33

     MARKET INFORMATION ................................................ 33

     Dividends ......................................................... 34

     TRANSACTIONS WITH MANAGEMENT AND OTHERS ........................... 34

     VOTE REQUIRED FOR APPROVAL OF THE PROPOSALS ....................... 34

     The Reverse Stock Split ........................................... 34

     The Merger ........................................................ 34

     NOTICE ............................................................ 35

APPENDIX A: NEVADA DISSENTERS' RIGHTS STATUTE .......................... 35


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                             SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this Information Statement about the Reverse Stock Split and the merger. This summary term sheet may not contain all of the information that is important to you. For a more complete description of these transactions, you should carefully read this Information Statement, including the appendices hereto.

     Questions and Answers Regarding the Proposal to Amend Our Articles of Incorporation to Effect the Reverse Stock Split.
------------------------------------------------

     Q: What is the purpose of the transaction?

     A: If approved, the transaction will enable the Company to go private and thus terminate its obligations to file annual and periodic reports and make other filings with the Commission. The purpose behind the proposal and the benefits of going private include:

     * eliminating the costs associated with filing documents with the Commission under the Exchange Act;

     * eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

     * reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests; and

     * affording stockholders holding fewer than 100,001 shares immediately before the transaction the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs.

     Q: What does "going private" mean?

     A: Following the transaction, the Company will have fewer than 35 stockholders of record, and will be eligible to terminate the registration of its common stock under the Exchange Act, and will become a "private company." In this regard, the Company, by going private, will no longer have to file periodic reports such as annual, quarterly, and other reports, with the Commission, and its executive officers, directors, and 10% stockholders will no longer be required to file reports relating to their transactions in the Company's common stock. Additionally, any trading in our common stock will occur only in the "Pink Sheets" or in privately negotiated sales.

     Q: What will I receive in the transaction?

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     A: If you own fewer than 100,001 shares of the Company's common stock immediately before the effective time of the transaction, you will receive $0.27 in cash, without interest, from the Company for each share that you own. If you own 100,001 or more shares of the Company's common stock at the effective time of the transaction, you will not receive any cash payment for your shares in connection with the transaction, and you will hold one share of the Company's common stock for every 100,001 shares that you held immediately before the transaction.

     Q: What if I hold shares in street name?

     A: The Company intends to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their name. However, nominees may have different procedures and stockholders holding common stock in street name should contact their nominees.

     Q: How will the Company be operated after the transaction?

     A: Assuming that the Company has fewer than 35 stockholders after the transaction, the Company will file a Form 15 to deregister its common stock under federal securities laws. Upon such filing, the Company would no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies. The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed in this information statement, the transaction is not anticipated to have any effect upon the conduct of such business. As a result of the transaction, stockholders who receive cash for their shares in the transaction will no longer have a continuing interest as stockholders of the Company and will not share in any future earnings and growth of the Company. Also, any trading in our Common Stock will only occur in the "Pink Sheets" or in privately negotiated sales, which will adversely affect the liquidity of the common stock.

     Q: What are the federal income tax consequences of the transaction to me?

     A: The receipt of the cash in the transaction will be taxable for federal income tax purposes. Stockholders who do not receive cash in the transaction should not be subject to taxation as a result of the transaction.

     Q: If I own fewer than 100,001 shares, is there any way I can continue to be a stockholder of the Company after the transaction?

     A: If you own fewer than 100,001 shares before the reverse stock split, the only way you can continue to be a stockholder of the Company after the transaction is to purchase, prior to the effective date, sufficient additional shares to cause you to own a minimum of 100,001 shares on the effective date. However, we cannot assure you that any shares will be available for purchase, particularly in light of the extremely limited historical trading volume for our common stock on the OTC Bulletin Board.

     Q: Is there anything I can do if I own 100,001 or more shares, but would like to take advantage of the opportunity to receive cash for my shares as a result of the transaction?

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

     A: If you own 100,001 or more shares before the transaction, you can only receive cash for all of your shares if, prior to the effective date, you reduce your stock ownership to fewer than 100,001 shares by selling or otherwise transferring shares. However, we cannot assure you that any purchaser for your shares would be available.

     Q: What happens if I own a total of 100,001 or more shares beneficially, but I hold fewer than 100,001 shares of record in my name and fewer than 100,001 shares with my broker in "street name"?

     A: An example of this would be that you have 40,001 shares registered in your own name with our transfer agent, and you have 60,000 shares registered with your broker in "street name." Accordingly, you are the beneficial owner of a total of 100,001 shares, but you do not own 100,001 shares of record or beneficially in the same name. If this is the case, as a result of the transaction, you would receive cash for the 40,001 shares you hold of record. You will also receive cash for the 60,000 shares held in street name if your broker or other nominee accepts our offer for each beneficial owner of fewer than 100,001 shares of common stock held in the broker's or nominee's name to receive cash for fractional shares. If the broker or nominee does not accept our offer, you would continue to own a beneficial fractional interest in a share of our common stock. However, there will be no liquidity for such fractional interest, and if the merger is completed as contemplated, the merger value per Birch share will be less than the $0.27 per share pre-split value.

     Q: Should I send in my stock certificates now?

     A: No. After the transaction is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

     Q: What happens if I sell shares before the effective date of the Reverse Stock Split?

     A: If you sell a sufficient number of shares so that you own fewer than 100,001 shares at the effective time of the transaction, you will receive $0.27 cash for each share that you own immediately before the effective time.

     Q: Am I entitled to dissenters' rights?

     A: Under Nevada law, stockholders are not entitled to dissenter's rights in connection with the transaction. However, the Company is granting you these rights, as more fully discussed below.

     Q: What are some of the advantages of the Reverse Stock Split?

     A: The Board of Directors believes that the Reverse Stock Split will have, among others, the following advantages:

                                    6

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     *  The Company will terminate the registration of its Common Stock under the Exchange Act, which will eliminate the significant tangible and intangible costs of being a public company. We estimate that we will have tangible costs savings of approximately $72,000 before taxes annually, consisting of: (i) approximately $40,000 per year in legal fees and expenses that we have historically incurred in connection with the preparation and filing of reports required by the Exchange Act and with quotation of our common stock on the OTC Bulletin Board, and with other legal requirements associated with being a public company; (ii) approximately $12,000 in accounting fees associated with the preparation of the annual and quarterly financial statements that are included with our periodic reports; and (iii) approximately $20,000 per year in audit and audit-related fees associated with the year-end financial statements that are filed with the Commission with our Annual Reports on Form 10-KSB;

     * Management will be able to focus its time and resources on the business' long-term goals and objectives; and

     * Stockholders holding fewer than 100,001 shares will be able to realize complete liquidity at a premium to the market price and the net tangible book value per share of our common stock, and will do so through a transaction that will not include brokerage commissions and fees.

     Q: What are some of the disadvantages of the Reverse Stock Split?

     A: The Board of Directors believe that the Reverse Stock Split will have, among others, the following disadvantages:

     * Stockholders owning less than 100,001 shares of the Company's common stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out and will no longer be stockholders of the Company and will not have the opportunity to participate in or benefit from any future potential appreciation in the Company's value.

     * Stockholders remaining in the Company following the Reverse Stock Split will no longer have available all of the information regarding the Company's operations and results that is currently available in the Company's filings with the Commission. The transaction will result in the loss of financial transparency for unaffiliated stockholders that remain stockholders in the Company after the transaction. The Company will no longer be subject to the liability provisions of the Exchange Act, and it will no longer be subject to the provisions of the Sarbanes-Oxley Act. As a result, the Company's officers will no longer be required to certify the accuracy of its financial statements.

     * Stockholders remaining in the Company following the Reverse Stock Split will no longer be able to trade their securities on a public market, resulting in a loss of liquidity for their shares.

     * The elimination of a trading market for our common stock may result in the Company having less flexibility in attracting and retaining executives and other employees because equity-based incentives (such as stock options) tend not to be viewed as having the same value in a private company.

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

     * The Company will be less likely to be able to use stock to acquire other companies.

     * It will be more difficult for the Company to access the public equity markets.

     See "Effect of the Reverse Stock Split."

     Q: The Company has been publicly held since 1999; what are some of the reasons for going private now?

     A: Our Board of Directors believes that the Company currently derives no material benefit from its public company status. In addition to the direct financial burden from being a public company, the extremely thin trading market in our common stock has not provided liquidity to our stockholders. During the period from January 1, 2003, through July 1, 2005, a total of only about 126,331 shares of our common stock were traded on the OTC Bulletin Board. Furthermore, our stock was only traded on 40 days during this period, with an average volume per trading day of only about 3,158 shares. As a result of this infrequency in trading, we do not expect that we will be able to use our stock as currency for acquisitions or other transactions in the future. Additionally, the scarce trading volume results in substantial spikes in the trading price when actual trades are made in the market.

     Q: What are some of the factors supporting the Board of Directors' determination to approve the Reverse Stock Split?

     A: The Board based its determination to approve the Reverse Stock Split was based on several factors. Importantly, the Board considered the relative advantages and disadvantages discussed above and under "Reasons for the Amendment to the Articles of Incorporation to Effect the Reverse Stock Split." The Board also considered certain other factors, including:

     * the Board's determination of the fairness of paying the Cashed Out Stockholders $0.27 per pre-split share in light of the low recent market price of the Company's common stock and the Company's low net tangible book value per share. See "Advantages of the Reverse Stock Split;"

     * the projected tangible and intangible cost savings to the Company by terminating its public company status; and

     * the fact that attempts of the Company's stockholders to achieve liquidity in the existing trading market would be frustrated due to the low average daily trading volume of the Company's common stock, with the result that only a small number of shares could be purchased or sold without the risk of significantly increasing or decreasing the trading price for our shares.

     Q: What are the interests of the Company's directors and officers in the Reverse Stock Split?

     A: As a result of the transaction, the Company estimates that its directors and officers, collectively, will beneficially own approximately 25% of the Company's outstanding common stock immediately before the Reverse Stock Split and approximately 26% after the Reverse Stock Split. This small increase is due to the fact that only an estimated 1,235,043 pre-split shares of our common stock will be eliminated.

     Q: What is the total cost of the Reverse Stock Split to the Company?

     A: The Company estimates that the total cost of the Reverse Stock Split to the Company will be approximately $368,461.61, of which the Company will pay approximately $333,461.61 to cash out fractional shares and approximately $35,000 of legal and accounting fees and other costs to effect the Reverse Stock Split. This total amount could be larger or smaller if the estimated number of fractional shares that will be outstanding after the Reverse Stock Split changes as a result of purchases or sales of common stock by unaffiliated stockholders. Birch will borrow these funds from LCIS pursuant to a demand note bearing interest at 9% per annum. As of the date hereof, the parties have not executed any such note.

     Questions and Answers about the Merger.
     ---------------------------------------

     Q:  Why is Birch proposing to enter into the merger?

     A: Approximately 90% of Birch's insurance premium financing revenue comes from LCIS. If Birch were to lose this revenue source, it would lose its viability as a business. In addition, Golden Oak owns the majority of each company's common stock and each of Birch's directors also serves on the Board of Directors of LCIS. Due to each of these factors our Board of Directors believes it is more appropriate for Birch to operate as a wholly-owned subsidiary of LCIS than as an independent publicly-held company.

     Q:  How is the merger being structured?

     A: If all of the conditions to the merger are satisfied (or waived), Merger Subsidiary will be merged into Birch, with Birch becoming a wholly-owned subsidiary of LCIS and Birchs's stockholders receiving in exchange for their Birch shares, LCIS common stock.

     Q: What are the tax consequences to the Birch stockholders of the merger?

     A: Birch stockholders who exchange their shares or LCIS common stock will not recognize any gain or loss for United States federal income tax purposes. Your tax basis in your total shares of LCIS common stock received in the merger will equal your tax basis in your Birch stock.

     Q: If I am a Birch stockholder, should I send in my stock certificates now?

     A: No. After the merger is completed, Birch will send written instructions to its stockholders explaining how to exchange their stock certificates.

     Q:  When do you expect the merger to be completed?

     A: We are working toward completing the merger as quickly as possible, and we expect that it will be completed immediately after the completion of the Reverse Stock Split.

     Q:  Where can I find more information about the merger?

     A:  Please contact:

     Birch Financial, Inc.
     17029 Chatsworth Street, Suite 100
     Granada Hills, California  91344
     Phone: 818-832-9664
     Facsimile: 818-362-9872

     Attention:  Nelson Colvin

     Golden Oak, which owns in excess of a majority of our outstanding voting securities has agreed to vote in favor of the Reverse Stock Split and the merger. No other votes are required or necessary to adopt and complete these transactions.

     Golden Oak is a cooperative corporation that is owned by the employee members of LCIS. It provides safety products and administrative services to LCIS' members. None of Golden Oak's directors or executive officers was convicted in any criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

 PROPOSAL NO. 1: AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO
                     EFFECT THE REVERSE STOCK SPLIT

     General.
     --------

     Our Board of Directors has unanimously authorized the Reverse Stock Split, which will consist of an amendment of our Articles of Incorporation to effect a reverse split of our outstanding common stock on a 100,001-for-one basis, such that stockholders owning less than 100,001 shares of common stock will have their shares canceled and converted into the right to receive cash consideration equal to $0.27 per pre-split share. The Reverse Stock Split will take effect on the date that we file a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of Nevada, or on any later date that we specify in the Certificate of Amendment. At that time, each holder of 100,001 shares of our common stock immediately before the Reverse Stock Split will receive one share of our common stock in exchange for such pre-split shares, with fractional shares to be received in exchange for blocks of shares that are not evenly divisible into 100,001. For example, a stockholder holding 150,000 pre-split shares will receive 1.5 shares as a result of the Reverse Split.

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     Any stockholder holding less than 100,001 shares of our common stock immediately before the Reverse Stock Split will have the right to receive cash in exchange for the resulting fractional share thereof and will no longer be a stockholder of the Company. This cash payment will be equal to $0.27 for every share of common stock held by such stockholder immediately prior to the Reverse Stock Split.

     As of September 12, 2005, the most recent practicable date prior to the date of this Information Statement, there were 32,076,846 outstanding shares of our common stock and approximately 526 stockholders of record. As of that date, approximately 503 holders of record held less than 100,001 shares of common stock. As a result, we believe that the Reverse Stock Split will reduce the number of record holders to approximately 23. The foregoing figures take into account our recent buyback of a total of 33,000 shares from 11 stockholders to whom we had sold shares in a private placement in 2001, at a price of $1.00 per share. In the interest of fairness to these stockholders, we repurchased these shares at the original offering price of $1.00 per share.

     Reasons for the Reverse Stock Split.
     ------------------------------------

     We incur direct and indirect costs in complying with the filing and reporting obligations imposed on public companies by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The cost of compliance has increased significantly with the implementation of the Sarbanes-Oxley Act of 2002. We also incur substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings. As we have relatively few executive personnel, these indirect costs can be substantial.

     In addition, management believes that many of the common benefits of being a public company do not apply to Birch. For example:

     * there has never been an established trading market for our common stock (During the 2-1/2 year period from January 1, 2003, through July 1, 2005, there were approximately 40 trades in our common stock, for total trading volume of 126,331 shares), resulting in very limited liquidity for our investors;

     * the vast majority of stockholders that acquired their shares when we went public in 1999 continue to hold those shares, indicating a general lack of desire to trade our common stock; and

     * unlike most public companies, our operations are narrowly focused on providing insurance premium financing services, with over 90% of our insurance premium financing revenue coming from LCIS.

     The primary purpose of the Reverse Stock Split is to enable Birch to "go private" and thus terminate its obligations to file annual and periodic reports and make other filings with the Securities and Exchange Commission (the "Commission"). The benefits of going private include:

     * eliminating the costs associated with filing our periodic reports and other documents with the Commission;

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     * eliminating the costs of compliance with the Sarbanes-Oxley Act and related regulations;

     * reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests; and

     * affording stockholders holding fewer than 100,001 shares immediately before the Reverse Stock Split the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs.

     By purchasing the shares of the holders of fewer than 100,001 shares, we will:

     * reduce the number of the Company's stockholders of record to fewer than 500 persons, which will allow us to terminate the registration of our common stock under Section 12(g) of the Exchange Act, and suspend our duty to file periodic reports with the Commission;

     * eliminate the administrative burden and expense of maintaining small stockholder accounts;

     * permit these small stockholders to liquidate their shares of common stock at a fair price, without having to pay brokerage commissions, as we will pay all transaction costs in connection with the Reverse Stock Split; and

     * cause minimal disruption to stockholders owning 100,001 or more shares of common stock.

     Effect of the Reverse Stock Split.
     ----------------------------------

     If the Reverse Stock Split is consummated, we intend to apply for termination of registration of our common stock under the Exchange Act as soon as practicable after completion of the Reverse Stock Split. The Reverse Stock Split is expected to reduce the number of stockholders of record of the Company from approximately 537 to approximately 23. Upon the termination of our reporting obligations under the Exchange Act, our common stock may be eligible for listing and trading in the "Pink Sheets," as described below. However, the completion of the Reverse Stock Split and the deregistration of our common stock under the Exchange Act will likely cause the trading market for shares of the common stock to be eliminated.

     Effects on Stockholders With Fewer Than 100,001 Shares of Common Stock.
     -----------------------------------------------------------------------

     If the Reverse Stock Split is implemented, stockholders holding fewer than 100,001 shares of common stock immediately before the Reverse Stock Split ("Cashed Out Stockholders"):

     * will not receive a fractional share of common stock as a result of the Reverse Stock Split;

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     * will instead receive cash equal to $0.27 per pre-Reverse Stock Split share for each such share of common stock held immediately before the Reverse Stock Split in accordance with the procedures described in this information statement;

     * will have no further ownership interest in Birch with respect to cashed out shares, and will no longer be entitled to vote as stockholders;

     * will not be required to pay any service charges or brokerage commissions in connection with the Reverse Stock Split; and

     * will not receive any interest on the cash payments made as a result of the Reverse Stock Split.

     Cash payments to Cashed Out Stockholders as a result of the Reverse Stock Split will be subject to income taxation. For a discussion of the federal income tax consequences of the Reverse Stock Split, please see the section of this information statement entitled " Material Federal Income Tax Consequences of the Reverse Stock Split."

     If you would otherwise be a Cashed Out Stockholder as a result of your owning less than 100,001 shares of our common stock, but you would rather continue to hold common stock after the Reverse Stock Split and not be cashed out, you may do so by taking either of the following actions:

     (1) Purchase a sufficient number of additional shares of common stock on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with a nominee (such as your broker or bank) in which you hold your current shares so that you hold at least 100,001 shares of common stock in your record account immediately before the effective date of the Reverse Stock Split; or

     (2) If applicable, consolidate your accounts so that together you hold at least 100,001 shares of common stock in one record account immediately before the effective date of the Reverse Stock Split.

     You will have to act far enough in advance so that the purchase of any common stock and/or consolidation of your accounts containing common stock is completed by the close of business prior to the effective date of the Reverse Stock Split.

     Effects on Stockholders With 100,001 or More Shares of Common Stock.
     --------------------------------------------------------------------

     If the Reverse Stock Split is implemented, stockholders, which we refer to as Continuing Stockholders, holding 100,001 or more shares of common stock immediately before the Reverse Stock Split:

     * will have the number of shares of common stock held immediately after the Reverse Stock Split reduced by a factor of 100,001 to one;

     * will be the only persons entitled to vote as stockholders after the consummation of the Reverse Stock Split; and

     * will not receive cash for any portion of their shares (and will not receive any other consideration, including options).

     One of the purposes of the Reverse Stock Split is to terminate the registration of our common stock under the Exchange Act. In this event, we will no longer be required to file public reports of our financial condition and other aspects of our business with the Commission. Unless otherwise required by law, we do not currently intend to distribute any more financial and other Company information to stockholders. As a result, stockholders and brokers will have less access to information about the Company's business and results of operations than they had prior to the Reverse Stock Split. Nevertheless, we may decide in our sole discretion to provide certain financial and other information on our website at some time in the future.

     In addition, in the event that we terminate the registration of our common stock under the Exchange Act, the common stock will cease to be eligible for trading on any securities market except the "Pink Sheets," which may not be available as a source of liquidity. In order for our common stock to be quoted on the "Pink Sheets" (a centralized quotation service that collects and publishes market maker quotes for securities), one or more broker-dealers must act as a market maker and sponsor the common stock on the "Pink Sheets." Following consummation of the Reverse Stock Split and the absence of current information about the Company being filed under the Exchange Act, there can be no assurance that any broker-dealer will be willing to act as a market maker in the Common stock. There is also no assurance that shares of the common stock will be available for purchase or sale after the Reverse Stock Split has been consummated.

     Effects on the Company.
     -----------------------

     If consummated, the Reverse Stock Split will affect the registration of our common stock under the Exchange Act, as we intend to apply for termination of such registration as soon as practicable after the Reverse Stock Split.

     The Reverse Stock Split is intended to reduce the number of stockholders of the Company to less than 35. The completion of the Reverse Stock Split and the deregistration of our common stock under the Exchange Act will render the common stock ineligible for listing or quotation on any stock exchange or other automated quotation system. After the Reverse Stock Split, we may be able to list the Common Stock in the "Pink Sheets." However, we do not intend to pursue that option, as we expect that Continuing Stockholders holding a majority of the outstanding post-Reverse Stock Split shares of our common stock will vote to make the Company a wholly-owned subsidiary of LCIS, as outlined in Proposal 2, below. Consequently, Continuing Stockholders should expect the public market for shares of Common Stock to be eliminated.

     We expect that upon the completion of the Reverse Stock Split, the shares beneficially owned by our directors and executive officers will comprise approximately 26% of the then-issued and outstanding shares of common stock, compared to approximately 25% owned prior to the Reverse Stock Split. In addition, Golden Oak, which currently owns approximately 52% of our outstanding common stock, will own approximately 54% of our post-Reverse Stock Split shares.

     No Change in Par Value.
     -----------------------

     The par value of our common stock will remain $0.01 per share following consummation of the Reverse Stock Split.

     Material Federal Income Tax Consequences of the Reverse Stock Split.
     --------------------------------------------------------------------

     We have not decided to engage in the Reverse Stock Split as a result of any tax consequences of the transaction. We believe that the Reverse Stock Split will not result in material federal income tax consequences to the Company. In addition, Continuing Stockholders who do not receive any cash as a result of the Reverse Stock Split should not recognize any gain or loss as a result of the Reverse Stock Split. A Continuing Stockholder's tax basis and holding period in the common stock should remain unchanged after the Reverse Stock Split. On the other hand, Cashed Out Stockholders generally will recognize capital gain or loss for federal income tax purposes as a result of the Reverse Stock Split. Such gain or loss will be measured by the difference between the cash received by such Cashed Out Stockholder and the aggregate adjusted tax basis in such Cashed Out Stockholder's stock.

     Advantages of the Reverse Stock Split.
     --------------------------------------

     (1) Opportunity for unaffiliated stockholders holding less than 100,001 shares of common stock to sell holdings at a premium.

     Historical Market Prices - In connection with the Reverse Stock Split, the Board of Directors has set the price to be paid to the cashed out stockholders at $0.27 per share. This consideration represents: (i)a 59% premium over the closing price for our common stock on July 1, 2005 (the most recent practicable date prior to the announcement of the Reverse Stock Split) which was $0.17 per share; (ii) an 86% premium over the average closing price of the common stock over the 30 days prior to and including July 1, 2005, which was $0.145 per share; (iii) a 77% premium over the one year average closing price of the common stock, which was $0.152 per share; and (iv) a 0.3% premium over the average closing price of our common stock during the period from January 1, 2003, through July 1, 2005, which was $0.269 per share.

     The foregoing calculations were derived from the trading history of the Company's common stock during the period from January 1, 2003, through July 1, 2005. It should be noted that during this period: (i) there were only 40 days during which any shares of the Company's common stock were traded at all; (ii) a total of only 126,331 shares were traded; and (iii) the average trading volume during these 40 trading days was only about 3,133 shares per day.

     The following table summarizes certain indications of value, including the aforementioned current and historical market prices of the common stock, each as defined above. The column labeled "Percentage Premium" indicates the percentage premium that the $0.27 cash out consideration represents in relation to the applicable indication of value.

                                                  Dollar
      Value                                       Amount      Premium
      -----                                       ------      -------

     Most Recent Closing Price                    $ 0.17       59  %
     Thirty Day Average Closing Price               0.145      86
     One-year Average Closing Price                 0.152      77
     Two-and-one-half year Average Closing Price    0.269       0.3
     Net tangible book value per share
        at June 30, 2005*                           0.062     435


     * Net tangible book value consists of the Company's tangible assets minus its liabilities.

     The Company has not retained any unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the Reverse Stock Split or to prepare any report concerning its fairness. Nor have we received any report, opinion or appraisal from any outside party that is materially related to the Reverse Split.

     (2) Significant cost and time savings for the Company.

     By reducing the number of stockholders of record to less than 35 and deregistering our common stock under the Exchange Act, we expect to save: (i) approximately $40,000 per year in legal fees and expenses that we have historically incurred in connection with the preparation and filing of reports required by the Exchange Act and with quotation of our common stock on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD"), and with other legal requirements associated with being a public company; (ii) approximately $12,000 in accounting fees associated with the preparation of the annual and quarterly financial statements that are included with our periodic reports; and (iii) approximately $20,000 per year in audit and audit-related fees associated with the year-end financial statements that are filed with the Commission with our Annual Reports on Form 10-KSB. The termination of reporting obligations will also alleviate a significant amount of time and effort previously required of our executive officers to prepare and review these ongoing reports and filings.

     (3) Ability to control decision to remain a holder of common stock or to liquidate common stock.

     Another factor considered by the Board of Directors in determining the fairness of the transaction to all unaffiliated stockholders, individually, is that current holders of fewer than 100,000 shares of our common stock may elect to remain stockholders of the Company following the Reverse Stock Split by acquiring additional shares so that they own at least 100,001 shares of the common stock immediately before the Reverse Stock Split. Conversely, stockholders that own 100,001 or more shares of common stock who desire to liquidate their shares in connection with the Reverse Stock Split at the premium price offered may reduce their holdings to less than 100,001 shares by selling shares prior to the Reverse Stock Split. The Board of Directors considers the structure of the going private transaction to be fair to unaffiliated stockholders individually, because it allows them a measure of control over the decision of whether to remain stockholders after the Reverse Stock Split or to receive the cash consideration offered in connection with the Reverse Stock Split.

     (4) No material change in percentage ownership of Continuing
Stockholders.

     Because only an estimated 1,235,043 out of 32,076,846 shares of our common stock will be eliminated as a result of the Reverse Stock Split, the percentage ownership of Continuing Stockholders will be approximately the same as it was prior to the Reverse Stock Split. For example, our directors and executive officers currently beneficially own approximately 25% of our outstanding common stock and will beneficially own approximately 26% of our common stock following completion of the Reverse Stock Split. We believe that structuring the transaction in a manner that preserves the approximate percentage ownership of the Continuing Stockholders, whether affiliated or unaffiliated, supports the fairness of the transaction to the unaffiliated stockholders.

     Disadvantages of the Reverse Stock Split.
     -----------------------------------------

     (1) Complete reduction of public sale opportunities.

     Following the Reverse Stock Split and the deregistration of our common stock under the Exchange Act, we anticipate that the public market for the common stock will be eliminated altogether. Stockholders of the Company likely no longer will have the opportunity to sell their shares of common stock in any public market. While shares may be listed in the "Pink Sheets," any public market for our common stock would probably be highly illiquid after the suspension of our periodic reporting obligations.

     Our Board of Directors believes that the foregoing disadvantage is somewhat ameliorated by the extremely limited market for our common stock over the past several years. For example, in the two-and-one-half year period from January 1, 2003, through July 1, 2005, a total of 126,331 shares of our common stock have been traded on the OTC Bulletin Board, and our shares have been traded a total of 40 days during this period.

     (2) Termination of publicly available information.

     Upon terminating the registration of our common stock under the Exchange Act, our duty to file periodic reports with the Commission will be suspended. Information about our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated the registration of our common stock. Upon the termination of our filing obligations with the Commission, investors seeking information about us will have to contact us directly to receive such information. We can not assure you that we will provide the requested information to an investor. While our directors acknowledge the circumstances in which such termination of publicly available information may be disadvantageous to our stockholders, they believe that the overall benefits to the Company of no longer being a public reporting company substantially outweigh the disadvantages thereof, and, accordingly, the Company believes that termination of publicly available information does not outweigh the advantages of going private, which is in the best interests of the Company's stockholders.

     (3) Termination of public company obligations.

     Once our common stock ceases to be registered under the Exchange Act, the Company will no longer be subject to public company obligations, such as the provisions of Sarbanes-Oxley or the liability provisions of the Exchange Act. Although we will no longer be required to file financial statements with the Commission or to provide such information to stockholders, any financial statements we choose to provide will no longer be required to be certified by the officers of the Company.

     (4) Possible significant decline in the value of the common stock.

     Because of the limited liquidity for our common stock (as described in paragraph (1) above), the termination of the Company's obligation to make public financial and other information expected to result following the Reverse Stock Split and the deregistration of the Common Stock under the Exchange Act (as described in paragraph (2) above), and the diminished opportunity for stockholders of the Company to monitor the management of the Company due to the lack of public information, Continuing Stockholders may experience a significant decrease in the value of their shares of Common Stock.

     (5) Inability to participate in any future increases in the value of our common stock.

     Cashed Out Stockholders will have no further financial interest in the Company with respect to their cashed out shares and thus will not have the opportunity to participate in the potential appreciation in the value of such shares. However, those unaffiliated stockholders who wish to remain stockholders after the Reverse Stock Split can do so by acquiring additional shares so that they own at least 100,001 shares of common stock immediately before the Reverse Stock Split.

     Dissenters' Appraisal Rights with Respect to the Reverse Stock Split.
     ---------------------------------------------------------------------

     Under Nevada law, Company stockholders who dissent from the Reverse Stock Split are not entitled to any appraisal rights with respect to their shares. However, in the interest of fairness and giving our stockholders additional options with respect to the Reverse Stock Split, our Board of Directors has determined to grant dissenter's rights of appraisal in this matter. If you wish to dissent and you comply strictly with the applicable provisions of
Section 92A.440 of the Nevada Revised Statutes (the "NRS"), you will have the right to dissent and be paid cash for the fair value of your shares of the Company's common stock. To perfect these appraisal rights with respect to the Reverse Stock Split, you must follow the required procedures precisely. A copy of Sections 92A.300 to 92A.500 of the NRS is attached to this Information Statement as Appendix A.

     Under the NRS, stockholders who dissent from the Reverse Stock Split are not entitled to appraisal or dissenter's rights. However, in the interests of fairness and of giving our stockholders as many options as possible with respect to the Reverse Stock Split, our Board of Directors has decided to grant our stockholders dissenter's rights for this matter. These rights will be governed by applicable provisions of the NRS.

     Sections 92A.300 to 92A.500 the NRS entitle any Company stockholder who objects to the Reverse Stock Split and who follows the procedures prescribed by Section 92A.440 to receive cash equal to the "fair value" of such stockholder's shares of the Company. Set forth below is a summary of the procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections 92A.300 to 92A.500 of the NRS, which are reproduced in full as Appendix A to this Information Statement.

     Any stockholder contemplating the possibility of dissenting from the Reverse Stock Split should carefully review the text of Appendix A (particularly the specified procedural steps required to perfect the dissenters' rights, which are complex) and should also consult such stockholder's legal counsel. Such rights will be lost if the procedural requirements of Section 92A.440 of the NRS are not fully and precisely satisfied.

     The Company has granted dissenters' rights for any stockholder who objects to the Reverse Stock Split and who meets the requisite statutory requirements contained in the NRS. Under the NRS, any objecting stockholder shall be entitled, once the Reverse Stock Split is consummated, to receive a cash payment of the fair value of such stockholder's shares of Company stock upon compliance with the applicable statutory procedural requirements. A stockholder who does not so object will have no dissenters' rights with respect thereto. A stockholder who does not satisfy each of the requirements of Section 92A.440 of the NRS is not entitled to payment for such stockholder's shares under the dissenters' rights provisions of the NRS and will be bound by the terms governing the subject transaction.

     The Company must send written notice to all objecting stockholders. The notice must be sent no later than 10 days after the effectuation of the Reverse Stock Split, and must:

     (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

     (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the Company must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

     (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

     Prior to the effective time of the Reverse Stock Split, a stockholder exercising dissenters' rights retains all the other rights of a Company stockholder. From and after such effective time, dissenting shareholders will no longer be entitled to any rights of a Company stockholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any rights to appraisal as provided by the NRS.

     After the effective time of the Reverse Stock Split, or upon receipt of a valid demand for payment, whichever is later, the Company must remit to each dissenting shareholder who complied with the requirements of the NRS the amount that the Company estimates to be the fair value of such stockholder's shares of common stock, plus interest accrued from the effective time of the sale to the date of payment. The payment also must be accompanied by certain financial data relating to the Company, the Company's estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the NRS with a brief description of the procedures to be followed in demanding supplemental payment. The dissenting stockholder may decline the offer and demand payment for the fair value of the Company's stock. The dissenting shareholder waives his right to demand payment unless he notifies the Company of his demand in writing within 30 days after the Company makes or offers payment for his shares.

     If demand for payment remains unsettled, the Company shall, within 60 days after receiving the demand, file in court a petition requesting that the court determine the fair value of the Company's stock. If the proceeding is not filed within the 60 day period, the Company shall pay each dissenter whose demand remains unsettled the amount demanded.

     The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Section 92A.440 of the NRS and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant.

     Costs of the court proceeding shall be determined by the court and assessed against the Company, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

     If the court finds that the Company did not substantially comply with the relevant provisions of the NRS, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against the Company. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

     A stockholder of record may assert dissenters' rights as to fewer than all of the shares registered in such stockholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial stockholder and notifies the Company in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     Interest of Certain Persons in Matters to Be Acted Upon.
     --------------------------------------------------------

     The Company's executive officers and directors have interests in the Reverse Stock Split that are in addition to, or different from, the stockholders generally. These interests may create potential conflicts of interest and include the following:

     * Eight of our 10 directors and executive officers hold more than 100,000 shares and will, therefore, retain shares of common stock after the Reverse Stock Split;

     * After the Reverse Stock Split, the directors and officers of the Company will continue to hold the offices and positions they held immediately prior to the Reverse Stock Split. Accordingly, any compensation agreements in effect prior to the Reverse Stock Split will remain in effect after the Reverse Stock Split;

     * The stockholders who own more than 100,000 shares of our common stock on the effective date of the Reverse Stock Split, including eight of the Company's 10 directors and executive officers, will slightly increase their percentage ownership interest in the Company because only an estimated 1,235,043 shares of common stock will be eliminated as a result of the Reverse Stock Split. Based on information and estimates of record ownership and shares outstanding and other ownership information and assumptions as of July 1, 2005, the beneficial ownership percentage of the Company's directors and executive officers will increase from approximately 25% to approximately 26%;

     * The legal exposure for board members of public companies has increased significantly, especially in the aftermath of the Sarbanes-Oxley Act. While there are still significant controls, regulations and liabilities for directors and executive officers of private companies, the legal exposure for the Company's directors and executive officers will be reduced after the Reverse Stock Split.

     Certain persons who own in excess of a majority of our outstanding voting securities have agreed to vote in favor of the Reverse Stock Split. No other votes are required or necessary to adopt and complete the Reverse Stock Split.

     Escheat Laws.
     -------------

     The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed Out Stockholders whose shares are eliminated and whose addresses are unknown to us, or who do not return their stock certificates and request payment, generally will have a limited period of time after the transaction in which to claim the cash payment. For example, with respect to Cashed Out Stockholders whose last known addresses are in Delaware, as shown by the Company's records, the period is five years. Following the expiration of that five-year period, Delaware law would likely cause the cash payments to escheat to the State of Delaware. For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than Delaware, such states may have abandoned property laws which call for either (i) such state to obtain custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than as set forth under Delaware law.

     Financial Information.
     ----------------------

     The Company hereby incorporates by reference (a) the financial statements and the notes thereto contained in its Annual Report on Form 10-KSB-A1 for the calendar year ended December 31, 2004 (including the report of independent certified public accountants thereon); (b) Management's Discussion and Analysis or Plan of Operation contained in its Annual Report on Form 10-KSB-A1 for the calendar year ended December 31, 2004; (c) the financial statements and notes thereto contained in its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005, and June 30, 2005; and (d) Management's Discussion and Analysis or Plan of Operation contained in its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005, and June 30, 2005.

     The following combined consolidated pro forma balance sheet reflects all of the transactions contemplated by the merger as though they had been effectuated as of June 30, 2005.

                 LANDSCAPE CONTRACTORS INSURANCE SERVICES, INC
                           BIRCH FINANCIAL, INC,
                 COMBINED CONSOLIDATED PRO FORMA BALANCE SHEET


                            Reported                               Pro Forma
                            6/30/05       %TA      Adjustment    Consolidated



ASSETS

Current Assets
 Cash in Banks and on Hand $ 10,848,306    38.9%   ($ 33,000)   $ 10,815,306

 Certificates of Deposit      1,352,716     4.8%                   1,352,716

 Available for Sale
   Securities                   233,425     0.8%                     233,425

Advances to Parent Company      306,869     1.1%                     306,869

Loan Receivable                  75,851     0.3%                      75,851

Accounts Receivable          14,142,523   #DIV/0!                 14,142,523

Other Current Assets             24,124     0.1%                      24,124
                             ------------------------------------------------
   Total Current Assets    $ 26,983,814    96.6%                $ 26,950,814


Property and
  Equipment - Net          $    303,559     1.1%                $    303,559

Other Assets

 Accounts Receivable -
  Long Term                $    559,754     2.0%                $    559,754

 Cash Surrender
  Value Life Ins.                63,362     0.2%                      63,362

 Investment - Partnership         3,614     0.0%                       3,614

 Security Deposit                 2,575     0.0%                       2,575

 Deferred Tax                     2,715     0.0%                       2,715
                            -------------------------------------------------
                           $    632,020     2.3%                $    632,020



                                   23


TOTAL ASSETS               $ 27,919,393   100.0%                $ 27,886,393
-----------------------------------------------------------------------------

LIABILITIES AND EQUITY

Current Liabilities

 Accounts Payable          $  9,477,088    33.9%                $  9,477 088

 Line of Credit               7,316,500    26.2%                   7,316,500

 Notes Payable                  661,084     2.4%                     661,084

 Rebates Payable              5,448,600    19.5%                   5,448,600

 Security Deposits               68,937     0.2%                      68,937

 Accrued Liabilities            192,311     0.7%                     192,311

 Dividend Payable               350,000     1.3%                     350,000

 Income Tax Payable             177,112     0.6%                     177,112

 Note Payable-Parent             82,259     0.3%     333,462         415,721
                           --------------------------------------------------
Total Current
  Liabilities              $ 23,773,891    85.2%               $  24,107,353


Shareholders' Equity

  Common Stock             $    326,098     1.2%               $     326,098

  Additional Paid
   in Capital                   251,643     0.9%                     251,643

  Retained Earnings          3,567,761     12.8%    (366,462)      3,201,299
                           --------------------------------------------------
Total Shareholders' Equity $ 4,145,502     14.8%                $  3,779,040

TOTAL LIABILITY
 AND EQUITY                $27,919,393    100.0%                $ 27,919,393


                   PROPOSAL TWO:  THE MERGER

     General.
     --------

     Our Board of Directors has unanimously approved a merger in which LCIS Acquisition Corp., a Nevada corporation ("Merger Subsidiary"), a wholly-owned subsidiary of LCIS, will be merged with and into Birch, with Birch emerging as the surviving corporation and as a wholly-owned subsidiary of LCIS. At the closing of the merger, all of the current officers and directors of Birch will remain in the capacities in which they served prior to the closing, and LCIS's present directors and executive officers will continue to serve in their pre-merger capacities. Both Birch and LCIS will also retain their current Articles of Incorporation and Bylaws.

     The merger will be completed upon filing of Articles of Merger with the Secretary of State of Nevada. We expect that this will occur immediately after the filing of the Certificate of Amendment by which we will effectuate the Reverse Stock Split. The Merger Agreement is attached as Appendix B to this Information Statement and is incorporated herein by reference. We encourage you to read the Merger Agreement because it is the legal document that governs the merger.

     What Birch Stockholders Will Receive.
     -------------------------------------

     Birch's Continuing Stockholders will receive 7.32 shares of LCIS for every post-split share that they own immediately before the closing of the merger. Cashed Out Stockholders will not receive any LCIS shares in connection with the merger, because their Birch shares will already have been cashed out as part of the Reverse Stock Split.

     As a result of the merger, all of the outstanding shares of Birch common stock (other than dissenting shares) will be converted into a total of 2,250 shares of LCIS common stock, which will represent approximately 31% of the outstanding shares of LCIS common stock following the merger.

     The numbers set forth above are calculated based upon 5,000 outstanding shares of LCIS common stock immediately prior to the date of the merger. If that number changes before the closing of the merger, the per-share consideration will be changed accordingly.

      All shares of LCIS common stock received in the merger will be "restricted securities," as defined in Rule 144 promulgated under the Securities Act of 1933, as amended, and will be subject to restrictions on transfer and will bear appropriate legends evidencing the restrictions on transfer required by governing securities laws. Furthermore, because there is no public market for LCIS' common stock, we expect that Birch stockholders who exchange their Birch shares for LCIS shares will have virtually no liquidity for the shares that they receive in the merger.

     LCIS has never paid cash dividends. It expects to pay a dividend to Golden Oak during 2005, but management of LCIS does not expect that the Birch stockholders will participate therein. LCIS does not have any plans to pay any additional dividend in the foreseeable future.

     Ownership of Birch and LCIS Following the Merger.
     -------------------------------------------------

     Following the completion of the merger, LCIS will own all of the outstanding shares of Birch, and Birch's former Continuing Stockholders will own approximately 31% of LCIS. Golden Oak, which currently owns 100% of LCIS' outstanding shares, will own approximately 69% of its outstanding shares immediately after the closing of the merger. These figures are calculated based upon 7,250 shares of LCIS common stock being outstanding immediately after the merger. If the number of outstanding shares changes between that date and the closing date, the per-share consideration will be changed accordingly.

     Background of and Reasons for the Merger.
     -----------------------------------------

     There is a long-standing and close relationship between Birch and LCIS. For example, LCIS provides Birch with approximately 90% of its insurance premium financing revenue. If it were to lose LCIS' business, Birch's Board of Directors does not believe that Birch would have a viable business. In addition, Golden Oak owns a majority of both companies' pre-merger outstanding share, It owns all of LCIS' shares and approximately 52% of Birch's common stock. In addition, all of our directors also serve on LCIS' Board of Directors. Due to these factors, our Board of Directors does not believe that Birch merits its status as a public company independent of LCIS. We also believe that both companies' accounting would be simplified, and that potential conflicts of interest among their directors and officers would be reduced, if Birch were to become a wholly-owned subsidiary of LCIS. Furthermore, due to the overlap of both companies' Boards of Directors, each company has a full understanding of the other's operations and history. We believe that this will virtually eliminate the potential for unforeseen problems resulting from the merger.

     The Boards of Directors of Birch and LCIS have unanimously approved the Merger Agreement. In addition to the foregoing factors, the respective boards considered the following material factors in reaching their determinations:

     * The long-term interests of each company and its stockholders;

     * Each company's extensive knowledge of the business, earnings, operations, financial condition and prospects of the other, and of both companies on a combined basis;

     * The terms of the Merger Agreement, including the fact that the merger will likely qualify as a tax-free reorganization for federal income tax purposes;

     * The projected relative ownership interests of Birch's Continuing Stockholders and Golden Oak in LCIS immediately following the merger; and

     * The likelihood that the merger will be consummated.

     The discussion above sets forth the material information and factors considered by the companies' respective Boards of Directors in their consideration of the Merger Agreement. In view of the wide variety of factors considered, the boards did not find it practicable to, and did not make specific assessments of, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their determinations. These determinations were made after consideration of all of the factors as a whole. In addition, each board and individual members of each board, may have given different weights to different factors.

     Interests of the Directors, Executive Officers and Affiliates of Birch and LCIS in the Merger.
-----------------------

     The directors, executive officers and affiliates of Birch and LCIS have interests in the merger that are in addition to, or different from, those of Birch's stockholders generally. These interests may create potential conflicts of interest and include the following:

     * After the merger, Birch's directors and executive officers will continue to hold the offices and positions they held immediately prior to the merger. Accordingly, any compensation agreements in effect prior to the merger will remain in effect after the merger;

     * Due to the exchange ratio of Birch shares for LCIS shares, Birch's former stockholders will have a lower percentage interest in LCIS, both individually and in the aggregate, than they held in Birch immediately prior to the merger, and Golden Oak will continue to own a controlling interest in LCIS.

     Material Federal Income Tax Consequences of the Merger.
     -------------------------------------------------------

     The following discussion summarizes the principal United States federal income tax consequences of the proposed merger of Merger Subsidiary and Birch and the exchange of shares of Birch's common stock for shares of LCIS' common stock under the Internal Revenue Code. It is not feasible to comment on all of the federal income tax consequences of the merger. The following summary does not include any discussion concerning the application of foreign, state or local taxation laws and regulations to the merger. Each holder of Birch's common stock should consult his own tax advisor regarding the tax consequences of the proposed merger in light of such stockholder's own situation with respect to the application and effect of any state, local or foreign income and other laws.

     Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens of the United States or which are foreign corporations, foreign partnerships or foreign estates or trusts, insurance companies, tax-exempt organizations, some retirement plans, and persons who acquired their Birch stock through the exercise of an employee stock option or otherwise as compensation.

     The merger has been structured to qualify as a tax-free reorganization under the provisions of section 368(a) of the Internal Revenue Code (the "Code"). No rulings from the IRS as to the tax consequences of the merger or any other matter discussed herein has been or will be requested. Thus, there can be no assurance that the Internal Revenue Service will agree with the interpretations of the Code and the regulations set forth below.

     Subject to the limitations referred to herein, qualification of the merger as a reorganization is expected to result in the following federal income tax consequences:

     * The merger will be treated for federal income tax purposes as a reorganization meeting the requirements of section 368(a) of the Code;

     * Birch, LCIS and Merger Subsidiary will each be a "party to the reorganization," within the meaning of section 368(b) of the Code, with respect to the Merger;

     * No gain or loss will be recognized by Birch, LCIS or Merger Subsidiary as a result of the merger;

     * The basis of the common stock of Birch, as the corporation surviving the merger, received by LCIS in the merger will, in the aggregate, be the same as the aggregate basis for the common stock of Merger Subsidiary surrendered;

     * No gain or loss will be recognized for federal income tax purposes by the holders of the Birch common stock on their receipt of LCIS stock in exchange for their Birch shares;

     * The basis of the common stock of LCIS received by the holders of the Birch common stock in the merger will, in the aggregate, be the same as the aggregate basis for the Birch common stock surrendered;

     * The holding period for federal income tax purposes of the LCIS common stock received by the Birch stockholders will include the period during which the exchanged Birch shares were held, assuming that the Birch stock was held as a capital asset; and

     * A Birch stockholder who exercises dissenter's rights and receives payment of the fair market value of the shares, or who receives cash in lieu of a fractional share, will be treated as having sold such stock to LCIS. Such holder of Birch common stock will generally recognize a capital gain or loss equal to the difference between (a) the basis he had in the shares sold or would have had for the fractional share of common stock; and (b) the cash received by the shareholder.

     The foregoing summary of the tax consequences is not based on a private letter ruling from the IRS nor does it have a binding effect on the IRS or the courts. This discussion is based on the Code, regulations under the Code, administrative rulings and court decisions as of the date of this document. The Code, the regulations, and the interpretations thereof by the IRS and the courts are subject to change, which may adversely affect the tax treatment of the merger. Any change in the regulations and/or interpretation of the Code may be given retroactive effect. The IRS may take a position contrary to the description of the tax effects set forth above and, if the matter is litigated, a court may reach a decision contrary to conclusions contained in the summary.

     The preceding material is intended to be only a summary of certain income tax consequences relating to the merger. This discussion is not intended as tax advice. We urge Birch stockholders to consult their own tax advisors concerning federal, state, local and foreign tax consequences to them of the merger.

     Accounting Treatment of the Merger.
     -----------------------------------

     In accordance with the intent that the merger qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended, the following summarizes the accounting treatment of the merger. Birch's remaining stockholders, following the Reverse Stock Split, will account for the shares of LCIS stock acquired in the merger by debiting their LCIS investment account and crediting their Birch investment account by the balance in their Birch investment account prior to the exchange. LCIS will account for the merger by debiting its investment in LCIS Acquisition Corp. and by crediting equity, split between common stock at par value for the number of shares issued and the balance to be paid in capital, by the net book value of Birch prior to the merger.

     Dissenters' Rights with Respect to the Merger.
     ----------------------------------------------

     Under the NRS, stockholders who dissent from the merger are not entitled to appraisal or dissenter's rights. However, in the interests of fairness and of giving our stockholders as many options as possible with respect to the merger, our Board of Directors has decided to grant our stockholders dissenter's rights for this matter. These rights will be governed by applicable provisions of the NRS, which are attached hereto as Appendix A.
For a general discussion of these provisions, see the caption "Dissenters' Rights with Respect to the Reverse Stock Split."

             IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth the names of all current directors and executive officers of Birch. These persons will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified, or their prior resignation or termination.

                                            Date of       Date of
                       Positions          Election or   Termination
Name                     Held             Designation   or Resignation
----                     ----             -----------   --------------

Nelson L. Colvin         Vice President      1/14/00       1/16/04
                         President           1/16/04       *
                         Secretary           1/14/00       1/14/04
                         Director            1/14/00       1/14/04

Keith L. Walton          Vice President      1/14/00       *
                         Secretary           1/14/04       *
                         Treasurer           1/14/04       *
                         Director            1/14/00       *

Barry L. Cohen           Chairman of the     1/14/00       *
                         Board of Directors

Lebo Newman              Director            1/14/00       *

Timothy F. Nord          Director            1/14/00       *

                                   29


Ronald H. Dietz          Director            1/14/00       *

Richard L. Angelo        Director            1/14/00       *

Frank D. Quaresma        Director            1/14/00       *

Mickey D. Strauss        Director            11/6/01       *

Jon R. Alsdorf           Director            11/6/01       *


          * These persons presently serve in the capacities indicated.

Business Experience.
--------------------

          Nelson L. Colvin. In addition to his duties as President, Secretary and Director of Birch, Mr. Colvin, age 66, is President/CEO of Golden Oak, and Secretary of Oakwood Insurance Co., Ltd. and LCIS. He has been the executive director of the CLCA Insurance Trust since 1994. From 1959 to 1961, Mr. Colvin attended Los Angeles City College, where he studied accounting and real estate. He is a licensed landscape contractor and has been a member of the California Landscape Contractors Association since 1971. Mr. Colvin is also a past President of the California Landscape
Contractors' Association.

          Keith L. Walton. Mr. Walton is 64 years old. In addition to his duties as Vice President and Director of Birch, Mr. Walton is President of Oakwood Insurance Co., Ltd., Director of Golden Oak and LCIS and President of Land Care Corp. and Brookside Olympic. He is also the owner of Chapman Woods Nursery, Inc., which was founded in 1975.

          Barry L. Cohen. In addition to his duties as Chairman of the Board of Directors of Birch, Mr. Cohen, age 63, is Vice President of Oakwood Insurance Co., Ltd., Director of Golden Oak, director of LCIS and owner of Diablo Landscape Co. He has owned B. L. Cohen Landscape, Inc., since 1972. Mr. Cohen is a past President of the California Landscape Contractors Association.

          Lebo Newman. Mr. Newman is 50 years of age. In addition to his duties as a Director of Birch, Mr. Newman is a Director and Chairman of Finance Committee of Golden Oak, Oakwood Insurance Co., Ltd. and LCIS. He is also Chairman of the Board of LCIS. Mr. Newman owns Liberty Enterprises. Since 1974, he has been the President and sole stockholder of R. L. Company, Inc., a California corporation doing business as Redwood Landscaping, which was sold to Service Master. Mr. Newman is a past President of the California Landscape Contractors' Association.

          Timothy F. Nord. Mr. Nord is 58 years old. In addition to his duties as Director of Birch, Mr. Nord is a Director of Golden Oak, Oakwood
Insurance Co., Ltd. and LCIS.   He has also owned Nord Landscape Services
since 1971. Mr. Nord is a past President of the California Landscape Contractors' Association.

          Ronald H. Dietz. Mr. Dietz is 53 years of age. In addition to his duties as Director of Birch, Mr. Dietz is a Director of Golden Oak, Oakwood Insurance Co., Ltd. and LCIS. He has been the President and CEO of Dietz Hydroseeding Co. since 1979. Mr. Dietz is a licensed contractor. He was the President of the California Landscape Contractors Association in 1989.

          Richard L. Angelo. In addition to his duties as Director of Birch, Mr. Angelo, age 61, is a Director of Golden Oak, Oakwood Insurance Co., Ltd. and L.C.I.S. He has been the President of Stay Green Inc. since 1970. Mr. Angelo is a past President of the California Landscape Contractors Association.

          Frank D. Quaresma. In addition to his duties as Director of Birch, Mr. Quaresma, age 50, is Chairman of the Board of Golden Oak, and a Director of Oakwood Insurance Co., Ltd. and LCIS. He has owned Live Oak Landscape since 1977.

          Mickey D. Strauss. Mr. Strauss, age 59, has been the Chief Executive Officer of American Landscape, Inc., since 1973. He is a past President of the California Landscape Contractors Association and has been voted Man of the Year by the San Fernando Valley chapter of that association.

          Jon R. Alsdorf. Mr. Alsdorf is 59 years of age. He has been a licensed contractor in Fresno, California since 1984. He is a Director of Golden Oak and LCIS.

              VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Voting Securities.
     ------------------

     The securities that would have been entitled to vote if a meeting was required to have been held regarding these two proposals consist of shares of our common stock. Each share of our common stock is entitled to one vote. The number of outstanding shares of our common stock at the close of business on October 10, 2005, the record date for determining our stockholders who would have been entitled to notice of and to vote on two proposals, was 32,076,846 shares.

Security Ownership of Principal Holders and Management.
-------------------------------------------------------

          The following table sets forth certain information as of October
10, 2005, regarding current beneficial ownership of the shares of our common stock by (i) each person known by us to own more than 5% of the outstanding shares of our common stock, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group. Except as noted, each person has sole voting and sole investment or dispositive power with respect to the shares shown. The information presented is based upon 32,076,846 outstanding shares of our common stock.

                        Number of Shares           Percentage
Name and Address       Beneficially Owned           of Class
----------------       ------------------           --------

Golden Oak Cooperative
 Corporation                   16,694,362                 52.0%
17029 Chatsworth St.
Granada Hills, CA 91344

Keith L. Walton                 2,257,864                  7.0%
800 N. Meadowpass Rd.
Walnut, CA 91789

Lebo Newman                     1,726,213                  5.4%
2540 Bennett Ridge Rd.
Santa Rosa, CA 95404

Nelson L. Colvin                  606,194 (1)              1.9%
8754 Jumilla Av
Northridge, CA 91324

Barry L. Cohen                    351,931 (2)              1.1%
19519 Kenosha Court
Saratoga, CA 95070

Timothy F. Nord                   149,248 (3)              0.5%
2425 Alder Street
Bakersfield, CA 93301

Ronald H. Dietz                   300,000 (4)              0.9%
8244 E. Hillsdale Drive
Orange, CA 92869

Richard L. Angelo                  49,227                  0.2%
11774 Monte Leon Way
Northridge, CA 91326

Frank D. Quaresma               1,382,178                  4.3%
3342 McDonald Ave.
Modesto, CA 95358

Mickey D. Strauss               1,146,656 (5)              3.6%
7949 Deering Avenue
Canoga Park, CA  91304

Jon R. Alsdorf                     36,938                  0.1%
4235 West Alamos
Fresno, CA  93722

TOTALS:                        24,700,311                77.0%

     (1) These shares are held jointly with Mr. Colvin's wife.

     (2) These shares are held jointly with Mr. Cohen's wife.

     (3) These shares are held jointly with Mr. Nord's wife.

     (4) These shares are held of record by the Doherty Dietz 1998 Loving Family Trust, which Mr. Dietz controls.

     (5) These shares are owned by American Landscape Retirement Trust, of which Mr. Strauss is the President.

     Changes in Control.
     -------------------

     Golden Oak currently beneficially owns approximately 52% of our outstanding common stock. Upon completion of the merger, LCIS will own all of our outstanding shares.

                             MARKET INFORMATION

     Our common stock is quoted on the OTC Bulletin Board of the NASD. Our symbol is "BRFL."

     The National Quotations Bureau provided the following quotations. They do not represent actual transactions, and they do not reflect dealer markups, markdowns or commissions.

                                            CLOSING BID

Quarter ended:                        High                Low
--------------                        ----                ---

March 31, 2003                        0.05                 0.01

June 30, 2003                         0.20                 0.03

September 30, 2003                    0.21                 0.20

December 31, 2003                     0.30                 0.21

March 31, 2004                        0.27                 0.22

June 30, 2004                         0.22                 0.15

September 30, 2004                    0.18                 0.18

December 31, 2004                     0.18                 0.12

March 31, 2005                        0.45                 0.22

June 30, 2005                         0.22                 0.15


     Due to the extremely limited volume of trading in our common stock, we do not believe that the market for our shares may be deemed to be an "established trading market."

     Dividends.
     ---------

     The Company has not declared any cash dividends with respect to its common stock and does not intend to declare dividends in the foreseeable future. There are no material restrictions limiting, or that are likely to limit, the Company's ability to pay dividends on its common stock.

                 TRANSACTIONS WITH MANAGEMENT AND OTHERS

          Each year, we pay Golden Oak an administration fee, plus expenses. During 2004, we paid Golden Oak $24,800. As of December 31, 2004, and 2003, we had unfunded premium financing payables to LCIS of $717,485 and $957,486, respectively. As of December 31, 2004, and 2003, we had a cancellation receivable from LCIS of $114,760 and $342,093, respectively.

          As of December 31, 2004, we had a note payable to Golden Oak in the amount of $826,990. The note is payable on demand and bears interest at the rate of 5.25%. These funds have been used to fund our equipment financing business.

            VOTE REQUIRED FOR APPROVAL OF THE PROPOSALS

     The Reverse Stock Split.
     ------------------------

     Section 390 of the NRS provides that every amendment to the articles of incorporation of a Nevada corporation shall first be adopted by the resolution of the Board of Directors and then be subject to the approval of persons owning a majority of the securities entitled to vote on any such amendment. Sections 315 and 320, respectively, provide that the Board of Directors and persons owning the required majority of voting securities necessary to adopt any action that would otherwise be required to be submitted to a meeting of stockholders, may adopt such action without a meeting by written consent.

     Resolutions to amend our Articles of Incorporation to effect the Reverse Stock Split were unanimously adopted by our Board of Directors and by Golden Oak, our majority stockholder. Golden Oak owns approximately 52% of our
outstanding voting securities.   No other votes or consents are required or
necessary to effect the amendment to our Articles of Incorporation or to adopt the Reverse Stock Split. The effective date of the Reverse Stock Split will be on the opening of business on _______, 2005, or 21 days from the mailing of this Information Statement to our stockholders.

     The Merger.
     -----------

     Because the Birch stockholders will hold shares of LCIS, rather than Birch shares, after the merger, the NRS requires that we obtain stockholder approval for the merger. As with the Reverse Stock Split, the vote requirements for the merger are governed by Sections 315 (directors' approval) and 320 (stockholder approval) of the NRS. Resolutions to effectuate the merger were unanimously adopted by our Board of Directors and Golden Oak. No other votes or consents are required or necessary to adopt the merger. The effective date of the merger will be on the opening of business on _______,

2005, or 21 days from the mailing of this Information Statement to our stockholders. The merger will take effect immediately after completion of the Reverse Stock Split.

                                 NOTICE

     GOLDEN OAK, THE MAJORITY STOCKHOLDER OF OUR COMPANY, HAS CONSENTED TO THE REVERSE STOCK SPLIT AND THE MERGER IN ACCORDANCE WITH NEVADA LAW. NO FURTHER CONSENTS, VOTES OR PROXIES ARE NEEDED, AND NONE ARE REQUESTED.

                              BY ORDER OF THE BOARD OF DIRECTORS

October 10, 2005              /s/Nelson Colvin

                              Nelson Colvin, President

                                Appendix A
        SECTIONS 92A.300 to 92A.500 OF THE NEVADA REVISED STATUTES

     Set forth below are Sections 92A.300 to 92A.500 of the Nevada Revised Statutes, which provide that stockholders may dissent from, and obtain the fair value of their shares in the event of certain corporate actions, and establish procedures for the exercise of such dissenters' rights.

                        RIGHTS OF DISSENTING OWNERS

     NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

      NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added to NRS by 1995, 2087)

      NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation. (Added to NRS by 1995, 2087)

      NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive. (Added to NRS by 1995, 2087; A 1999, 1631)

      NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087)

      NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation. (Added to NRS by 1995, 2087)

      NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

      NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)

      NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances. (Added to NRS by 1995,
2087)

      NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)

      NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088)

      NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

      1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

      2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection
1.  (Added to NRS by 1995, 2088)

      NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

      1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

      (a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

             (1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

             (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

      (b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.
      (c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

      2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation. (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189)

      NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

      1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

      (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

      (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

             (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

                   (I) The surviving or acquiring entity; or

                   (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

             (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph
(b).

      2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130. (Added to NRS by 1995, 2088)

     NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

      1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.
      2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

      (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

      (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. (Added to NRS by 1995, 2089)

      NRS 92A.410 Notification of stockholders regarding right of dissent.

      1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

      2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430. (Added to NRS by 1995, 2089; A 1997, 730)

      NRS 92A.420 Prerequisites to demand for payment for shares.

      1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

      (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

      (b) Must not vote his shares in favor of the proposed action.

      2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2089; 1999, 1631)

     NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

      1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

      2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

      (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

      (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

      (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

      (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

      (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089)

      NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

      1.  A stockholder to whom a dissenter's notice is sent must:

      (a) Demand payment;

      (b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

      (c) Deposit his certificates, if any, in accordance with the terms of the notice.

      2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

      3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)

      NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

      1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

      2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action. (Added to NRS by 1995, 2090)

      NRS 92A.460 Payment for shares: General requirements.

      1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

      (a) Of the county where the corporation's registered office is located;
or

      (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

      2.  The payment must be accompanied by:

      (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

      (b) A statement of the subject corporation's estimate of the fair value of the shares;

      (c) An explanation of how the interest was calculated;

      (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

      (e) A copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995,
2090)

      NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

      1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

      2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480. (Added to NRS by 1995, 2091)

      NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

      1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

      2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (Added to NRS by 1995, 2091)

      NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

      1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

      3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

      (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

      (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091)

      NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

      1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

      2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

      (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

      3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added to NRS by 1995, 2092)